Exhibit 5.1

25 June 2019

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul, 4

28050 Madrid

Spain

Re: Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission by Banco Bilbao Vizcaya Argentaria, S.A.

Dear Sirs,

We have acted as Spanish legal counsel to Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by BBVA on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offering from time to time in one or more offerings of:

(i)	BBVA’s ordinary shares, nominal value €0.49 per share (including ordinary shares represented by American Depositary Shares) and rights to subscribe ordinary shares;

(ii)	BBVA’s senior debt securities, which may be issued pursuant to a senior debt securities indenture dated as of 28 July 2016 among BBVA and The Bank of New York Mellon, as trustee (the “BBVA Senior Trustee”) (the “BBVA Senior Indenture”);

(iii)	BBVA’s senior non-preferred securities, which may be issued pursuant to a senior non-preferred debt securities indenture dated as of 25 June 2019 among BBVA and the Trustee (the “BBVA Senior Non-Preferred Trustee”) (the “BBVA Senior Non-Preferred Indenture”);

(iv)	BBVA’s contingent convertible preferred securities, which may be issued pursuant to a contingent convertible preferred securities indenture dated as of 25 September 2017 among BBVA and the Trustee (the “BBVA CoCo Trustee”) (the “BBVA CoCo Indenture”); and

(v)	BBVA’s subordinated debt securities, which may be issued pursuant to a subordinated indenture dated as of 28 July 2016 among BBVA and the Trustee (the “BBVA Subordinated Trustee” and, jointly with the BBVA Senior Trustee, the BBVA Senior Non-Preferred Trustee and the BBVA CoCo Trustee, the “Trustee”)

(the “BBVA Subordinated Indenture” and, jointly with the BBVA Senior Indenture, the BBVA Senior Non-Preferred Indenture and the BBVA CoCo Indenture, the “Indentures” and, each one of them, an “Indenture”).

1.	scope

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of the documents listed below, and made such inquiries with officers of BBVA as we have deemed necessary as a basis for the opinions hereinafter expressed:

a)	a copy of the Registration Statement;

b)	a copy of the BBVA Senior Indenture;

c)	a copy of the BBVA Senior Non-Preferred Indenture;

d)	a copy of the BBVA CoCo Indenture;

e)	a copy of the BBVA Subordinated Indenture;

f)	a photocopy of the merger deed granted on 25 January 2000 before the Notary Public of Bilbao Mr. José María Arriola y Arana, registered at the Mercantile Registry of Vizcaya in volume 3858, sheet 1, page number BI-17 A and entry 1035;

g)	a copy of the articles of association (estatutos) of BBVA, as publicly available at the web page of BBVA (www.bbva.com) on 25 June 2019;

h)	a copy of the public deed executed before the Notary Public of Madrid Mr. Ramón Corral Beneyto on 17 November 2011 under number 2,120 of his official records under which BBVA granted powers of attorney in favor of Mr. Antonio Joaquín Borraz Peralta, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 5,249, Sheet 17, Page BI-17(A), entry nº2,725;

i)	a copy of the resolutions passed by the Shareholders Meeting of BBVA on 17 March 2017;

j)	a copy of the resolutions passed by the Board of Directors of BBVA on 25 June 2019;

k)	an on-line excerpt (nota simple telemática) of the data filed at the Mercantile Registry of Vizcaya as of 25 June 2019, about BBVA; and

l)	a search dated 25 June 2019, for BBVA on the website of the registers of the Bank of Spain, on the CNMV website and on the online Public Register of Insolvency Decisions (www.publicidadconcursal.es).

1.2	Limitations

a)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

b)	We do not express any opinion on the laws of any jurisdiction other than the laws of Spain in force as of the date hereof, on public international law or on the rules of or promulgated under or by any treaty organization.

c)	Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA.

2.	ASSUMPTIONS

For the purposes of this opinion we have assumed that:

a)	All signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and have not been amended as of that date; and the drafts of the documents reviewed are the same as the documents finally subscribed and approved;

b)	BBVA has submitted to us all their relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed, that they are validly executed, convened and held, and, where applicable, registered with the relevant registries;

c)	All information regarding matters of fact rendered to us by BBVA as well as (when appropriate) by governmental officials or public registries, is accurate, complete, and up to date; and the information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Regulations (Reglamento del Registro Mercantil);

d)	There is nothing under any law (other than the laws of Spain) that affects our opinion; in particular, we assume all necessary compliance with applicable laws of the United States of America and the several States thereof;

e)	The absence of fraud and the presence of good faith on the part of BBVA;

f)	The Trustee, is duly incorporated; validly exists under the laws of its country of incorporation at the time of execution of each Indenture; has the corporate power to enter into and perform as provided for under each Indenture; and has taken all necessary corporate action to authorize the execution, delivery and performance of each Indenture, and the obligations under each Indenture are valid and legal obligations binding on the Trustee (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of Spain) and insofar as any of such Indentures and other documents fails to be performed in any jurisdiction other than Spain its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

g)	The individuals that execute each Indenture other than individuals from BBVA have the power and capacity, and have been authorized by all necessary corporate action, to execute and deliver each Indenture;

h)	The representations and warranties (other than any representations and warranties as to matters of law on which we are expressing opinion herein), if any, given by each of the parties to each Indenture and any ancillary certificate or confirmation are in each case true, accurate and complete in all respects;

i)	Without having made any investigation, that each Indenture, governed by the laws of the State of New York, and any other applicable laws other than the laws of Spain, constitutes legal, valid, binding and enforceable obligations to the respective parties thereto under such laws;

j)	There are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

k)	Insofar as any obligation under any Indenture falls to be performed in, or is otherwise subject to, any jurisdiction other than the Kingdom of Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

l)	The Registration Statement has been filed with the Commission;

m)	The aggregate principal amount of senior non-preferred debt securities, senior debt securities, contingent convertible preferred securities and subordinated debt securities to be issued pursuant to the applicable Indenture and any supplemental indenture thereto does not exceed and will not exceed the maximum aggregate principal amount of senior-non preferred debt securities, senior debt securities, contingent convertible preferred securities and subordinated debt securities (as applicable) authorized to be issued by BBVA, from time to time;

n)	The aggregate principal amount of ordinary shares to be issued does not exceed and will not exceed the maximum aggregate principal amount of ordinary shares authorized to be issued by BBVA, from time to time;

o)	Upon a capital increase executed by BBVA and duly disbursed, the nominal value of the new shares, as well as any share premium which may be agreed, will be fully paid-up;

p)	The senior non-preferred debt securities, the senior debt securities, the contingent convertible preferred securities and the subordinated debt securities will be issued, executed, paid and delivered pursuant to the terms of the applicable Indenture; and

q)	With respect to any series of senior non-preferred debt securities, senior debt securities, contingent convertible preferred securities and subordinated debt securities a public deed of issuance (escritura de emisión) will be executed and registered with the Commercial Registry.

3.	OPINION

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:

3.1.	In relation with the Spanish legal requirements:

a)	BBVA is a limited liability company (sociedad anónima) duly incorporated and validly existing under the laws of the Kingdom of Spain and has the corporate power to, and has taken all necessary corporate action to, execute, deliver and file the Registration Statement.

b)	When the issuance of new ordinary shares by BBVA pursuant to a capital increase has been duly authorized by a resolution of the General Shareholders’ meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA and upon disbursement of the new ordinary shares as resolved by the competent governing body of the company and compliance with any applicable law or regulation, a capital increase public deed shall be executed, registered at the Commercial Registry of Vizcaya and the new ordinary shares shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR). By effect thereof, the new ordinary shares will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain.

c)	Where a capital increase, that has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, involves the issuance of new ordinary or preference shares, the existing shareholders of BBVA shall be entitled to exercise, except as otherwise excluded by such corporate resolutions, within such period as may be granted to them for such purpose by the company’s directors, which period shall not be less than fifteen (15) days from publication of the advertisement offering the new issue for subscription in the “Official Companies Registry Gazette”, the right to subscribe for a number of shares proportional to the nominal value of the shares which they own. Therefore, upon the resolution of the correspondent body determining the period and compliance with applicable securities law or regulation, an advertisement offering the new issue for subscription in the “Official Companies Registry Gazette” shall be published and the rights shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR). By effect thereof, the rights will be duly authorized, fully paid, non-assesable and validly issued under the existing laws of Spain.

Notwithstanding the foregoing, the claims of the holders of shares will be subject to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to the transposition of Directive 2014/59/EU (as amended by Directive 2019/879) establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended from time to time, including, but not limited to (i) Law 11/2015 of 18th June on the Recovery and Resolution of Credit Institutions and Investment Firms (Ley de Recuperación y Resolución de Entidades de Crédito y Empresas de Servicios de Inversión) (“Law 11/2015”), as amended from time to time, (ii) Royal Decree 1012/2015 of 6th November, as amended from time to time, (iii) Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010, as amended from time to time, and (iv) any other instruments, rules or standards made in connection with either (i), (ii) or (iii).

d)	When the issuance of new senior non-preferred debt securities, senior debt securities or subordinated debt securities by BBVA has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA and upon the disbursement of the new senior non-preferred debt securities, senior debt securities or subordinated debt securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new senior non-preferred debt securities, senior debt securities or subordinated debt securities will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain, and, to the extent governed by the laws of Spain, valid and binding obligations of BBVA in accordance with their own terms.

Notwithstanding the foregoing, the claims of the holders of senior non-preferred debt securities, senior debt securities and subordinated debt securities will be subject to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to the transposition of Directive 2014/59/EU (as amended by Directive 2019/879) establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended from time to time, including, but not limited to (i) Law 11/2015, as amended from time to time, (ii) Royal Decree 1012/2015 of 6th November, as amended from time to time, (iii) Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010, as amended from time to time, and (iv) any other instruments, rules or standards made in connection with either (i), (ii) or (iii).

e)	When the issuance of new contingent convertible preferred securities by BBVA has been duly authorized by a resolution of the General Shareholders’ Meeting, or delegated, as was done by the General Shareholders’ Meeting, on March 17, 2017, to the Board of Directors and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA and upon the disbursement of the new contingent convertible preferred securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered within the Mercantile Registry (Registro Mercantil). By effect of such registration thereof, the new contingent convertible preferred securities will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain, and to the extent governed by the laws of Spain, valid and binding obligations of BBVA in accordance with their own terms.

Notwithstanding the foregoing, the claims of the holders of contingent convertible preferred securities will be subject to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to the transposition of Directive 2014/59/EU (as amended by Directive 2019/879) establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended from time to time, including, but not limited to (i) Law 11/2015, as amended from time to time, (ii) Royal Decree 1012/2015 of 6th November, as amended from time to time, (iii) Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended from time to time, and (iv) any other instruments, rules or standards made in connection with either (i), (ii) or (iii).

3.2.	In relation with the Indentures:

a)	BBVA had or has (as applicable in each case) full power and capacity to enter into the Indentures, and to undertake and perform its obligations established thereunder.

b)	BBVA had or has (as applicable in each case) all requisite power and authority to enter into and perform its obligations under the Indentures and took or has taken (as applicable in each case) all necessary actions to approve and authorize its delivery and performance.

c)	The execution, delivery and performance by BBVA of its obligations under the Indentures does not require any consent, approval, authorization, registration or qualification of or with any other governmental or regulatory authority in Spain (except with respect to the issuance of securities contemplated under the Indentures, as detailed in section 3.1 of this opinion).

d)	The Indentures constitute valid, legal and binding obligations for BBVA, are in appropriate form to be admissible in evidence in the Courts of the Kingdom of Spain and contain no material provision that is contrary to law or public policy in the Kingdom of Spain.

e)	The execution and delivery of the Indentures and the compliance by BBVA of all its obligations arising thereunder and the consummation of the transactions therein contemplated and compliance with the terms thereof do not conflict with or result in a breach of:

(a)	Any provision of its articles of association (estatutos);

(b)	Any present law or regulation of Spain;

(c)	Any judicial or administrative order binding on BBVA or its assets of which we are aware taking into account that no review or investigation on this subject has been performed; and

(d)	The principles of public policy (orden público) as these are construed in Spain as of the date of this opinion.

f)	It is not necessary that any document be filed, recorded or enrolled with any government department or other authority in Spain to ensure the legality, validity, enforceability or admissibility in evidence of the Indentures.

g)	The Spanish courts will give effect to the choice of the State of New York law as the governing law of the aspects expressly stated into the Indentures subject to the terms and conditions of Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), and Regulation (EC) 864/2007 of the European Parliament and of the Council of July 11, 2007 (Rome II). The effectiveness of this choice is subject to the laws of the State of New York being evidenced to the Spanish courts pursuant to article 281 of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil) and article 33 of Law 29/2015, of July 30th, on international legal cooperation regarding civil matters (“Law 29/2015”), as further described below.

h)	A judgment duly obtained in the courts of New York in connection with the Indentures will be recognized and enforceable, under the laws of Spain, against BBVA by the courts of Spain without a retrial or re-examination of the matters thereby adjudicated. The judicial courts of Spain will recognize and enforce, without re-examination of the merits of the case, as a valid judgment, any final judgment obtained against BBVA in respect of the Indentures, subject to full compliance with the requirements set forth in the international treaties that may be applicable from time to time and, as the case may be, to Law 29/2015. For the recognition and enforcement in Spain of a judgment or decision with executive force rendered by said courts, it will have to be submitted to the exequatur procedure, for which purpose the requirements under Law 29/2015 must be met.

4.	QUALIFICATIONS

This opinion is subject to the following qualifications:

a)	Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors’ rights generally, as well as to any principles of public policy (orden público), and in particular, as detailed in opinion 3.1 b) above, including the effect of the application to BBVA of any restructuring or resolution procedures undertaken under Law 11/2015, and including, for the avoidance of doubt, any exercise by the Relevant Spanish Resolution Authority of the Spanish Bail-in Power (as these terms are defined in the Indentures).

It should be noted that according to articles 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of the Spanish Civil Code (whereby fraud of law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws, or to be contrary to public policy.

b)	The term “enforceable” means that the obligations assumed by the relevant party are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

c)	Spanish law precludes the validity and performance of contractual obligations to be left at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions giving discretionary authority to one of the parties.

d)	A Spanish court might not enforce any provision which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, which the court would consider said amounts obviously excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Spanish court may reduce the amount of damages, pursuant to Article 1154 of the Spanish Civil Code.

e)	Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (“abuso de derecho”). Likewise and pursuant to article 6.4 of the Spanish Civil Code, acts carried out in accordance with the terms of a legal provision whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (“fraude de ley”) and the provisions whose application was intended to be avoided shall apply.

f)	Pursuant to the general principles of Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the rules of evidence in any judiciary proceeding cannot be modified by agreement of the parties, and consequently, any provision of any agreement by which determinations made by the parties are to be deemed conclusive in the absence of error would not necessarily be upheld by a Spanish court.

g)	Claims may be or become subject to defenses of set-off or counter-claim.

h)	A waiver of all defenses to any proceedings may not be enforceable.

i)	The admissibility as evidence before Spanish courts and authorities of any document that is not in the Spanish language requires its translation into Spanish. An official translation, made by a recognized Spanish official translator, may be required.

j)	The ability to terminate an agreement is subject to judiciary review and the Spanish courts may provide for a different remedy for the non-defaulting party.

k)	Enforcement of clauses providing for specific performance of an obligation may be replaced by Spanish courts with a monetary compensation.

l)	Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon with the express qualification that any issues of interpretation of legal concepts arising hereunder will be governed by Spanish law.

This opinion is being furnished by us, as Spanish counsel to BBVA, to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ J&A Garrigues, S.L.P.

J&A Garrigues, S.L.P.